Exhibit 99.1

Huntsman to Sell U.S. Commodities Business to Flint Hills Resources

Sale Will Complete Final Step in Transformation to Differentiated Portfolio

THE WOODLANDS, Texas, Feb. 15 /PRNewswire-FirstCall/ — Peter R. Huntsman, President and CEO of Huntsman Corporation (NYSE: HUN), today announced that Huntsman has signed definitive documents with Flint Hills Resources, LLC, a wholly owned subsidiary of Koch Industries, Inc., for Flint Hills Resources to acquire Huntsman’s U.S. Base Chemicals and Polymers business.

Huntsman is expected to realize a total value from the sale of approximately $761 million. Under the agreement, Flint Hills Resources will acquire the manufacturing assets of Huntsman’s U.S. commodities business for $456 million in cash plus the value of inventory ($286 million at Dec. 31, 2006) on the date of closing. Huntsman will retain other elements of working capital, including accounts receivables, accounts payable and certain accrued liabilities (net, $19 million at Dec. 31, 2006), which will be liquidated for cash immediately following the closing.

The transaction includes Huntsman’s olefins and polymers manufacturing assets located at five U.S. sites: Port Arthur, Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan. The business employs about 900 associates. The captive ethylene unit at the retained Port Neches, Texas, site of Huntsman’s Performance Products division is not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills to Huntsman, will continue to provide feedstock for Huntsman’s downstream derivative units.

“Upon the closing of the transaction we announced today, Huntsman Corporation will have completed its planned divestitures of its commodity petrochemical businesses and its transformation to a company manufacturing and marketing differentiated products. Our entire product line will now experience higher growth rates and much lower sensitivity to energy costs,” said Peter Huntsman. “Looking forward, we have transformed our business into one producing highly innovative products that serve an expanding global economy.”

Mr. Huntsman added, “We also are very pleased to be passing the baton to as strong and experienced an operator for these types of assets as is Flint Hills Resources.”

“We are excited about this proposed acquisition and its natural extension of our existing capabilities in petrochemical manufacturing and marketing,” said Brad Razook, president and chief executive officer of Flint Hills Resources, which is based in Wichita, Kan. “These assets offer us new opportunities for continued growth and diversification, as well as for creating customer value. Once the acquisition concludes, we expect to position these plants for long-term success in the ever-changing global market.”

“The assets, skills and capabilities of this operation will complement FHR’s existing framework,” said Jeff Ramsey, who upon the acquisition’s close will manage the business. Ramsey is vice president of chemicals for FHR. “We are acquiring an experienced team, a robust technical service and development capability and a global customer service function that is focused on creating value.”

Subject to customary regulatory approvals and other closing conditions, the transaction is expected to close during the third quarter of 2007 following the re-start of Huntsman’s Port Arthur, Texas, olefins manufacturing facility.

About Huntsman Corporation:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 14,000 employees and over 75 operations in 24 countries. The Company had 2006 revenues from all operations of over $13 billion.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and to negotiation and execution of definitive agreements among the parties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

About Flint Hills Resources:

Flint Hills Resources is a leading producer of fuels, base oils for lubricants, and other petrochemical products, based in Wichita, Kan. It owns refineries in Alaska, Minnesota and Texas, a chemical intermediates plant near Joliet, Ill., pipelines, and an interest in Excel Paralubes in Westlake, La. The company produces pseudocumene at its Corpus Christi, Texas, facility, as well as other building-block chemicals such as metaxylene, orthoxylene, paraxylene, benzene, cumene and toluene. In Illinois, the company produces maleic anhydride, trimellitic anhydride and purified isophthalic acid.

Flint Hills Resources became an independent, wholly owned subsidiary of Koch Industries, Inc., in January, 2002 in order to focus on growth opportunities. This proposed acquisition is a direct result of that business mandate, and adds to assets acquired in 2003 and 2004.

SOURCE Huntsman Corporation
02/15/2007
CONTACT: Media, Russ Stolle, +1-281-719-6624, or Investor Relations, John Heskett, +1-801-584-5768, both of Huntsman Corporation; or Marc Palazzo of Flint Hills Resources, +1-316-828-7462
Web site: http://www.huntsman.com